EXHIBIT 10.2

                            STOCK PURCHASE AGREEMENT


                          DATED AS OF NOVEMBER 21, 1997


                                 BY AND BETWEEN

                            DOMAIN ENERGY CORPORATION


                                       AND


                      ENRON CAPITAL & TRADE RESOURCES CORP.
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                                TABLE OF CONTENTS

                                                                     Page

      ARTICLE I         PURCHASE AND SALE............................  1
            1.1   Purchase and Sale..................................  1
            1.2   Closing............................................  2
            1.3   Excluded Liabilities...............................  2
            1.4   Post-Closing Adjustment............................  3

      ARTICLE II        REPRESENTATIONS AND WARRANTIES OF ECT........  4
            2.1   Organization and Standing..........................  4
            2.2   Capitalization.....................................  4
            2.3   Corporate Power and Authority......................  5
            2.4   Conflicts; Consents and Approvals..................  5
            2.5   Oil and Gas Properties; Contracts..................  6
            2.6   Financial Statements; No Material Adverse
                  Change.............................................  8
            2.7   Litigation.........................................  8
            2.8   Taxes..............................................  9
            2.9   Employees and Subsidiaries......................... 10
            2.10  Investment Intent.................................. 10
            2.11  Disclosure of Information.......................... 11
            2.12  Investment Experience.............................. 11
            2.13  Restricted Securities.............................. 11
            2.14  Legends............................................ 11
            2.15  Disclosure......................................... 12

      ARTICLE III       REPRESENTATIONS AND WARRANTIES OF
                        DOMAIN....................................... 12
            3.1   Organization and Standing.......................... 12
            3.2   Capitalization..................................... 12
            3.3   Corporate Power and Authority...................... 13
            3.4   Conflicts; Consents and Approvals.................. 13
            3.5   Reliance........................................... 14
            3.6   Qualified Leaseholder.............................. 14
            3.7   Qualified Purchaser................................ 15
            3.8   Disclosure......................................... 15
            3.9   Litigation......................................... 15
            3.10  Financial Statements............................... 15
            3.11  Liabilities........................................ 16
            3.12  Domain SEC Documents............................... 16
            3.13  No Default......................................... 17

      ARTICLE IV        COVENANTS.................................... 17
            4.1   Conduct of Business of Mid-Gulf.................... 17
            4.2   Access............................................. 19
            4.3   Reasonable Business Efforts........................ 19
            4.4   Fees and Expenses.................................. 19
            4.5   Brokers or Finders................................. 20
            4.6   Notification of Certain Matters.................... 20

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            4.7   Confidentiality.................................... 20
            4.8   Registration Rights Agreement...................... 21
            4.9   Elimination of Intercompany Accounts............... 21
            4.10  Indemnification by Domain.......................... 21
            4.11  Indemnification by ECT............................. 22
            4.12  Defense of Third Party Claims...................... 22
            4.13  Tax Matters........................................ 22
            4.14  Domain Common Shares............................... 28

      ARTICLE V         CONDITIONS TO CLOSING........................ 29
            5.1   Conditions to Each Party's Obligation to
                  Effect the Closing................................. 29
            5.2   Conditions to Obligations of ECT to Effect
                  the Closing........................................ 29
            5.3   Conditions to Obligations of Domain to Effect
                  the Closing........................................ 30

      ARTICLE VI        TERMINATION AND AMENDMENT.................... 31
            6.1   Termination........................................ 31
            6.2   Effect of Termination.............................. 31

      ARTICLE VII       MISCELLANEOUS................................ 32
            7.1   Survival of Representations and Warranties......... 32
            7.2   Amendment.......................................... 32
            7.3   Extension; Waiver.................................. 32
            7.4   Notices............................................ 32
            7.5   Interpretation..................................... 33
            7.6   Counterparts....................................... 34
            7.7   Governing Law...................................... 34
            7.8   Assignment......................................... 34
            7.9   Validity........................................... 34
            7.10  Entire Agreement; No Third Party
                  Beneficiaries...................................... 34
            7.11  Arbitration........................................ 35

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EXHIBITS

Exhibit A         Registration Rights Agreement

MID-GULF DISCLOSURE SCHEDULES

Schedule 2.5      Oil and Gas Properties; Contracts
Schedule 2.6      Material Changes since Balance Sheet Date
Schedule 2.7      Litigation
Schedule 2.8      Taxes
Schedule 4.1      Conduct of Business of Mid-Gulf
Schedule 4.5      Brokers


DOMAIN DISCLOSURE SCHEDULES

Schedule 3.2      Voting Debt and Other Securities
Schedule 3.9      Litigation
Schedule 4.5      Brokers

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                             INDEX OF DEFINED TERMS


AAA..................................................................... 7.11(b)
Agreement Recitals......................................................Recitals
Arbitrator.............................................................. 7.11(c)
Arbitrators............................................................. 7.11(c)
Cash Portion............................................................     1.1
Claim...................................................................    4.10
Closing.................................................................     1.2
Closing Date............................................................  1.3(a)
COBRA...................................................................  1.3(b)
Code....................................................................     1.1
Commission..............................................................    2.10
Contract................................................................     2.5
Dispute................................................................. 7.11(a)
Domain Recitals.........................................................Recitals
Domain Assets...........................................................    3.10
Domain Audited Financials...............................................    3.10
Domain Common Stock ....................................................Recitals
Domain Disclosure Schedules.............................................     3.2
Domain Financial Statements.............................................    3.10
Domain Preferred Stock..................................................     3.2
Domain SEC Documents....................................................    3.12
Domain's Related Persons................................................    4.11
ECT.....................................................................Recitals
ECT's Tax Returns..................................................4.13(c)(2)(i)
EFC.....................................................................     3.2
Effective Date..........................................................     1.4
Election...........................................................4.13(c)(1)(i)
ERISA...................................................................  1.3(b)
ERISA Affiliate.........................................................  1.3(b)
ERISA Affiliate Plans...................................................  1.3(b)
Exchange Act............................................................    3.12
GAAP....................................................................  1.4(b)
Governmental Authority..................................................  2.4(d)
Income Taxes..........................................................2.8(a)(ii)
IPO Prospectus..........................................................    2.11
Merger Agreement........................................................     1.2
Mid-Gulf................................................................Recitals
Mid-Gulf Business.......................................................  2.1(b)
Mid-Gulf Common Stock...................................................     1.1
Mid-Gulf Disclosure Schedules...........................................     2.5
Modified ADSP.....................................................4.13(c)(1)(ii)
NYSE....................................................................    4.14
Oil and Gas Properties..................................................     2.5
Registration Rights Agreement..........................................      4.8
Registration Statement..................................................    3.12
Related Persons.........................................................    4.10
Securities Act..........................................................    2.10
Securities Purchase Agreement...........................................     3.2

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Stock Sale..............................................................Recitals
Straddle Period....................................................4.13(c)(2)(i)
Substances..............................................................     2.5
Tax Contest........................................................4.13(c)(4)(i)
Tax Return............................................................2.8(a)(iv)
Taxes................................................................2.8(a)(iii)
Voting Debt.............................................................     2.2

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                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement dated as of November 21, 1997 ("this Agreement") is by and between Domain Energy Corporation, a Delaware corporation ("Domain"), and Enron Capital & Trade Resources Corp., a Delaware corporation ("ECT").

      WHEREAS, ECT is the holder of all of the issued and outstanding capital stock of Mid-Gulf Drilling Corp., a Delaware corporation ("Mid-Gulf");

      WHEREAS, ECT desires to sell, and Domain desires to purchase, all of such capital stock of Mid-Gulf for and in consideration of a purchase price comprised of (i) $100,000 in cash and (ii) shares of Common Stock of Domain, par value $.01 per share ("Domain Common Stock"), pursuant to the terms hereof (the "Stock Sale");

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

      1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions hereof and as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article V hereof, ECT shall sell, transfer and convey to Domain all of the shares of common stock, par value $0.01 per share, of Mid-Gulf issued and outstanding immediately prior to the Closing ("Mid-Gulf Common Stock"), all of which are and shall be held by ECT. Such transfer shall be effected by delivery to Domain of the certificate or certificates representing such shares, together with stock powers duly executed in blank. In consideration of such sale, transfer and conveyance, Domain shall (i) pay to ECT $100,000 in cash (the "Cash Portion") and (ii) issue to ECT 105,263 shares of Domain Common Stock (the "Domain Common Shares"). The parties agree that the transactions set forth herein will not constitute a "reorganization" as such term is defined by Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

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      1.2 CLOSING. Upon the terms and subject to the conditions hereof, simultaneously with the consummation of the transactions contemplated by the Agreement and Plan of Merger dated November 21, 1997, by and among Domain, Domain Gulf Acquisition Corp. and Gulfstar Energy, Inc. (the "Merger Agreement"), Domain and ECT shall consummate the transactions contemplated hereby and take all actions as may be required by law to make such transactions effective. Such consummation shall occur at a closing (the "Closing") to be held at a location agreed to by Domain and ECT for the purpose of confirming all the foregoing. At the Closing, Domain shall make payment of the Cash Portion by wire transfer of immediately available funds to an account designated by ECT, and shall cause a certificate or certificates representing the Domain Shares to be issued to ECT.

      1.3 EXCLUDED LIABILITIES. Domain shall not assume or be obligated to pay, perform or otherwise discharge in any manner the following liabilities or obligations:

            (a) any liabilities or obligations in respect of Taxes attributable to Mid-Gulf for taxable periods ending on or before the date the Closing occurs (the "Closing Date") except for Taxes for which Domain is liable pursuant to Section ;

            (b) any liabilities, obligations or responsibilities relating to any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained at any time by ECT and any trade or business (whether or not incorporated) which is or has ever been under common control (with the exception of Gulfstar Energy, Inc. or its subsidiaries), or which is or has ever been treated as a single employer, with ECT under Section 414(b),
      (c), (m) or (o) of the Code, ("ERISA Affiliate") or to which ECT and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including any multiemployer plan, maintained, contributed to, or required to be contributed to, at any time, by ECT or any ERISA Affiliate, including any liability (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan; (C) with respect to non-compliance with the notice and benefit continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (D) with respect to any non-compliance with ERISA; or (E) with respect to any suit, proceeding or claim which is brought against Domain, Mid-Gulf, any

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      Benefit Plan or ERISA Affiliate Plan or any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan; and

            (c) any liabilities or obligations arising from any activities that are outside the scope of the Mid-Gulf Business (as defined in Section below).

            All such liabilities and obligations not being assumed pursuant to this Section are herein called the "Excluded Liabilities".

      1.4 POST-CLOSING ADJUSTMENT. Within ninety (90) days after the Closing, a final settlement statement will be prepared by ECT and submitted to Domain showing income and expenses (including capital expenditures) for the Oil and Gas Properties (as defined in Section below) incurred between July 1, 1997 (the "Effective Date") and the Closing Date.

            (a) ECT shall be credited with the amount of all costs and expenses, including, without limitation, royalties, rentals and other charges, ad valorem, windfall profit, and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income Taxes, paid by or on behalf of Mid-Gulf, in connection with the operation of the Oil and Gas Properties during the period after the Effective Date.

            (b) Domain shall be credited with proceeds received by or on behalf of Mid-Gulf that are, in accordance with generally accepted accounting principles consistently applied ("GAAP"), attributable to the Oil and Gas Properties for the period of time after the Effective Date.

            (c) In addition to the matters mentioned above, the final settlement statement shall include any prepaid expenses at the Effective Date that relate to the Oil and Gas Properties.

            (d) The net amount to be paid by the owing party shall be paid thirty (30) days after receipt of the final settlement statement. Domain shall have the right for a period of six (6) months from the date of the final settlement statement in which to audit the matters covered thereby.

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            (e) In the event Domain and ECT are unable to mutually agree upon the amount of the final settlement statement, an audit shall be conducted by the Houston office of the firm of Arthur Andersen, L.L.P. Domain and ECT agree to be bound by the findings of such audit, insofar as the final settlement statement amount is concerned, and each shall bear one half of all expenses associated with such audit.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF ECT

      ECT represents and warrants to Domain as follows:

      2.1  ORGANIZATION AND STANDING.

            (a) Each of ECT and Mid-Gulf is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of ECT and Mid-Gulf is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on its business or assets. The copies of the Certificate of Incorporation and By-laws of Mid-Gulf which have previously been made available to Domain are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

            (b) Other than ownership and operation of the Oil and Gas Properties and related activities (the "Mid-Gulf Business"), Mid-Gulf has not engaged in or conducted, and currently does not engage in or conduct, any active trade or business.

      2.2 CAPITALIZATION. The authorized capital stock of Mid-Gulf consists of ten thousand (10,000) shares of Mid-Gulf Common Stock of which 1,000 shares are issued and outstanding and no shares are held in Mid-Gulf's treasury. All the outstanding shares of Mid-Gulf's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. No bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of Mid-Gulf are

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issued or outstanding. There are no existing options, warrants, calls, subscriptions, rights, commitments or other agreements of any character obligating Mid-Gulf to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, Voting Debt or securities convertible into or exchangeable for such shares, other securities or interests or obligating Mid-Gulf to grant, extend or enter into any such option, warrant, call, subscription, right, agreement or commitment. There are no outstanding contractual obligations of Mid-Gulf to repurchase, redeem or otherwise acquire any shares of capital stock of Mid-Gulf. ECT owns all of the outstanding capital stock of Mid-Gulf free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind.

      2.3 CORPORATE POWER AND AUTHORITY. ECT has full corporate power and authority to execute and deliver this Agreement and to consummate the Stock Sale and the other transactions contemplated hereby. The execution and delivery of this Agreement by ECT and the consummation by ECT of the Stock Sale and the other transactions contemplated hereby have been duly and validly approved by the Board of Directors of ECT and no other corporate proceedings on the part of ECT are necessary to approve this Agreement by ECT and to consummate the Stock Sale or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ECT and constitutes a valid and binding obligation of ECT, enforceable against ECT in accordance with its terms.

      2.4 CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by ECT, nor the consummation of the Stock Sale or the other transactions contemplated hereby will:

            (a) conflict with, or violate any provision of the Certificate of Incorporation or By-laws of ECT or MidGulf;

            (b) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ECT or Mid-Gulf under, any of the terms, conditions or provisions of any note, bond, mortgage,

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indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which ECT or Mid-Gulf is a party or by which any of their respective properties or assets may be bound;

            (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ECT or Mid-Gulf or any of their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by ECT or Mid-Gulf with any third party or any United States federal, state or local or any foreign government, governmental, administrative or regulatory authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a "Governmental Authority"), other than any actions required under federal and state securities laws as are contemplated by this Agreement;

except for in the case of clauses (b), (c) and (d), for any of the foregoing that would neither, in the aggregate, have a material adverse effect on ECT or Mid-Gulf nor prevent or delay the consummation of the Stock Sale or any other transaction contemplated hereby.

      2.5 OIL AND GAS PROPERTIES; CONTRACTS. (a) All of Mid-Gulf's leasehold interests or operating rights interests in oil and gas leases or other mineral interests, and all of Mid-Gulf's potential leasehold interests or operating rights interests under farmout agreements, and Mid-Gulf's "Net Revenue Interest" and "Working Interest," or in the case of farmout agreements, Mid-Gulf's potential "Net Revenue Interest" and "Working Interest" therein (collectively, the "Oil and Gas Properties") are set forth on Schedule 2.5 to the disclosure schedules delivered by Mid-Gulf to Domain pursuant to this Agreement (collectively, the "Mid-Gulf Disclosure Schedules") and Mid-Gulf's interest or potential interest in the Oil and Gas Properties is not subject to any payout, back-in or other similar provisions except as noted on Schedule 2.5 to the Mid-Gulf Disclosure Schedules. Except as disclosed on Schedule 2.5 to the Mid-Gulf Disclosure Schedules, there are no contracts, obligations, undertakings, agreements or commitments (each, a "Contract") to which Mid-Gulf, any subsidiary of Mid-Gulf or any of the Oil and Gas Properties are bound and to which Gulfstar is not also a party: (i) for the sale, exchange or other disposition of any severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties

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(collectively, the "Substances") that is not cancelable without penalty on not more than 120 days prior written notice; (ii) to sell, lease, farmout or otherwise dispose of any of its or any subsidiary's interests in any of the Oil and Gas Properties other than conventional rights of reassignment; or (iii) relating to operations to which Mid-Gulf's interest in any of the Oil and Gas Properties is subject. To the knowledge of ECT, all of the contracts listed on
Schedule 2.5 to the Mid-Gulf Disclosure Schedules are in full force and effect.

            (b) Mid-Gulf has title of record to the Oil and Gas Properties as
(i) will enable Mid-Gulf to receive from a particular Oil and Gas Property at least the "Net Revenue Interest" for each of the Oil and Gas Properties identified on Schedule 2.5 to the Mid-Gulf Disclosure Schedules, without reduction, suspension or termination throughout the productive life of such Oil and Gas Property, except for any reduction, suspension or termination (A) caused by Domain, any subsidiary of Domain or any of their affiliates, successors in title or assigns, (B) caused by orders of the appropriate regulatory agency having jurisdiction over a particular Oil and Gas Property that are promulgated after the Effective Time (as defined in the Merger Agreement) and that concern pooling, unitization, communitization or spacing matters affecting such Oil and Gas Property, (C) caused by any Contract containing a sliding-scale royalty clause or other similar clause with respect to a production burden associated with a particular Oil and Gas Property (all of which Contracts are specifically disclosed on Schedule 2.5 to the Mid-Gulf Disclosure Schedules), (D) caused by minor imperfections in title or in instruments which do not operate to materially reduce the "Net Revenue Interest" of the affected Oil and Gas Property or (E) otherwise set forth on Schedule 2.5 to the Mid-Gulf Disclosure Schedules, (ii) will not obligate Mid-Gulf to bear with respect to a particular Oil and Gas Property a greater "Working Interest" than the Working Interest for each of the Oil and Gas Properties identified on Schedule to the Mid-Gulf Disclosure Schedules, without increase throughout the productive life of such Oil and Gas Property, except for any increase (A) caused by Domain, any subsidiary of Domain or any of their affiliates, successors in title or assigns, (B) that also results in the Net Revenue Interest associated with such Oil and Gas Property being proportionately increased, (C) caused by orders of the appropriate regulatory agency having jurisdiction over a particular Oil and Gas Property that are promulgated after the Effective Time (as defined in the Merger Agreement) and that concern pooling, unitization, communitization or spacing matters affecting such Oil and Gas Property or (D)

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otherwise set forth on Schedule 2.5 to the Mid-Gulf Disclosure Schedules and
(iii) is free and clear of all encumbrances, liens, claims, easements, rights, agreements, rights, instruments, obligations and burdens except for (A) liens for taxes not yet delinquent, (B) lessors' royalties, overriding royalties, division orders, reversionary interests, and similar burdens that do not operate to reduce the Net Revenue Interest of Mid-Gulf in any of the Oil and Gas Properties to less than the amount set forth therefor on Schedule to the Mid-Gulf Disclosure Schedules, (C) the consents and rights described in Section , (D) minor imperfections in title or in instruments which do not operate to materially reduce the "Net Revenue Interest" of the affected Oil and Gas Property or increase the "Working Interest" thereof without a corresponding and proportional increase in the "Net Revenue Interest" and (E) the Contracts, insofar as the Contracts do not operate to increase the "Working Interest" of Mid-Gulf set forth on Schedule 2.5 to the Mid-Gulf Disclosure Schedules for any of the Oil and Gas Properties without a corresponding and proportional increase in the "Net Revenue Interest", or reduce the "Net Revenue Interest" of Mid-Gulf set forth on Schedule 2.5 to the Mid-Gulf Disclosure Schedules for any of the Oil and Gas Properties.

      2.6 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. ECT has furnished Domain with the unaudited financial statements of Mid-Gulf as of September 30, 1997, in the form of a balance sheet and an income statement for the twelve-month period then ended relating to such balance Sheet. Such financial statements have been prepared in accordance with GAAP as of the date of such financial statements and fairly present in all material respects the financial position of Mid-Gulf at the dates thereof and the results of operations and cash flow of Mid-Gulf for the period indicated. Except as set forth on Schedule to the Mid-Gulf Disclosure Schedules, since the date of the balance sheet referred to above there has been no material change (other than those changes also affecting Gulfstar and its subsidiaries or the industry in general) in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Mid-Gulf.

      2.7 LITIGATION. Except as disclosed on Schedule to the Mid-Gulf Disclosure Schedules, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ECT, threatened, against Mid-Gulf before any Governmental Entity which, individually or in the aggregate, would have a material adverse effect on Mid-Gulf or a material adverse effect on the ability of ECT to consummate the transactions contemplated by this Agreement.

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Except as disclosed on Schedule to the Mid-Gulf Disclosure Schedules, Mid-Gulf
is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on Mid-Gulf or a material adverse effect on the ability of ECT to consummate the transactions contemplated hereby.

      2.8  TAXES.

            (a)   For purposes of this Agreement:

                  (i) "Code" means the Internal Revenue Code of 1986, as amended.

                  (ii) "Income Taxes" means any United States federal, state or local or foreign Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i) above, in each case together with any interest, penalties, or additions to such Tax.

                  (iii) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, without limitation, income, gross receipts, excise, property, sales, transfer, environmental, license, payroll, withholding, social security, capital stock, franchise or other taxes, including any interest penalties or additions attributable thereto.

                  (iv) "Tax Return" means any report, return or other information or document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

            (b) Mid-Gulf has duly filed all federal, state, local and foreign Income Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it, except in the case of such other Tax Returns where the failure to so file will not have a material adverse effect on Mid-Gulf, and, except as set forth on Schedule to the Mid-Gulf Disclosure Schedules, Mid-Gulf has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in Mid-Gulf's financial

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statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Schedule to the Mid-Gulf Disclosure Schedules lists the periods through which the Tax Returns required to be filed by Mid-Gulf have been examined by the Internal Revenue Service or other appropriate taxing authority, or the period during which any assessments may be made by the Internal Revenue Service or other appropriate taxing authority has expired. Except as set forth on Schedule to the Mid-Gulf Disclosure Schedules, all material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in Mid-Gulf's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on Mid-Gulf, other than those heretofore paid or provided for in Mid-Gulf's financial statements. Except as set forth on Schedule to the Mid-Gulf Disclosure Schedules, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of Mid-Gulf. Mid-Gulf has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Mid-Gulf. Except as set forth on Schedule to the Mid-Gulf Disclosure Schedules, Mid-Gulf (i) has not been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is not a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

      2.9 EMPLOYEES AND SUBSIDIARIES. Mid-Gulf has never had, and currently has no, employees other than its officers and has never had, and currently has no, subsidiaries.

      2.10 INVESTMENT INTENT. ECT is an accredited investor as defined under the Securities Act of 1933, as amended (the "Securities Act"), and will acquire the Domain Shares for its own account to hold and maintain for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part of such shares, except for a sale thereof (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act covering such shares or (ii) pursuant to an applicable exemption under the Securities Act.

      2.11 DISCLOSURE OF INFORMATION. ECT has received all the information it considers necessary or appropriate for deciding whether to accept the Domain Shares pursuant to this Agreement. ECT hereby acknowledges that it has been furnished with (i) Domain's Prospectus dated June 23, 1997 relating to Domain's initial public offering of 6,000,000 shares of Domain Common Stock (the "IPO Prospectus") and (ii) Domain's Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997. ECT further represents that it has had an opportunity to ask questions of and receive answers from Domain regarding Domain and its operations and plan of business and the terms and conditions of the issuance of the Domain Shares.

      2.12 INVESTMENT EXPERIENCE. ECT acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Domain Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Domain Shares. ECT represents it has not been organized for the purpose of acquiring such shares.

      2.13 RESTRICTED SECURITIES. ECT understands that the Domain Shares will not have been registered pursuant to the Securities Act or any applicable state securities or Blue Sky law, that such securities will be characterized as "restricted securities" under the federal securities laws and that under such laws and applicable regulations such securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, ECT represents that it is familiar with Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for the Domain Shares or a notation may be made in the appropriate records of Domain in connection with the Domain Shares.

      2.14 LEGENDS. It is agreed and understood that the certificate representing the Domain Shares shall conspicuously set forth on the face or back thereof a legend in substantially the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED UNDER THAT ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

      2.15 DISCLOSURE. ECT has fully provided Domain with all the information that Domain has specifically requested in writing for deciding whether to purchase the Mid-Gulf Common Stock pursuant to this Agreement. All such written information has been prepared by Mid-Gulf in good faith and to ECT's knowledge such information prepared by Mid-Gulf does not, contain any untrue statement of a material fact or omit to state therein a material fact necessary to make the statements made therein not misleading.


                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF DOMAIN

      Domain represents and warrants to ECT as follows:

      3.1 ORGANIZATION AND STANDING. Domain is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Domain is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on its business or assets. The copies of the Certificate of Incorporation and By-laws of Domain which have previously been made available to ECT are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

      3.2 CAPITALIZATION. Domain's authorized capital stock consists solely of
(a) 25,000,000 shares of common stock, $.01 par value per share, and (b) 5,000,000 shares of preferred stock, $.01 par value per share ("Domain Preferred Stock"). As of November 4, 1997, (i) 14,610,121 shares of Domain Common Stock were issued of which 14,607,729 were outstanding and 2,392 were held by Domain as treasury shares, (ii) 862,547 shares of Domain Common Stock were issuable upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent and (iii) no shares of Domain Preferred Stock were issued and outstanding. Since September 30, 1997, with the exception of the Domain Common Stock issued to ECT pursuant hereto and to Enron Finance Corp. ("EFC") pursuant to the Securities Purchase Agreement dated November 21, 1997 (the "Securities Purchase Agreement"), by and between Domain and EFC, Domain has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of capital stock of Domain is, and all shares of Domain Common Stock to be issued pursuant hereto will be when issued in accordance with the terms hereof, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above or on Schedule 3.2 to the disclosure schedules delivered by Domain to ECT pursuant to this Agreement (collectively, the "Domain Disclosure Schedules"), there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Domain of any securities of Domain, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Domain; and Domain has no obligation of any kind to issue any additional securities, other than the Domain Common Stock to be issued to ECT pursuant hereto and to EFC pursuant to the Securities Purchase Agreement or to pay for securities of Domain or any predecessor. Domain has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Domain Common Stock.

      3.3 CORPORATE POWER AND AUTHORITY. Domain has full corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the Stock Sale and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by Domain and the consummation by Domain of the Stock Sale and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Domain and no other corporate proceedings on the part of Domain are necessary to approve this Agreement and the Registration Rights Agreement, and to consummate the Stock Sale and the other transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery the Registration Rights Agreement will have been, duly and validly executed and delivered by Domain and constitute (and in the case of the Registration Rights Agreement will constitute) valid and binding obligations of Domain, enforceable against Domain in accordance with their terms.

      3.4 CONFLICTS; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement or the Registration Rights Agreement by Domain, nor the consummation of the transactions contemplated hereby or thereby will:

            (a) conflict with, or violate any provision of the Certificate of Incorporation or By-laws of Domain or any subsidiary of Domain;

            (b) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Domain or any subsidiary of Domain under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Domain or any subsidiary of Domain is a party or by which any of their respective properties or assets may be bound;

            (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Domain or any subsidiary of Domain or any of their respective properties or assets; or

            (d) require any action or consent or approval of, or review by, or registration or filing by Domain with any third-party or any Governmental Authority, other than any actions required under federal and state securities laws as are contemplated by this Agreement;

except for in the case of clauses (b), (c) and (d), for any of the foregoing that would neither, in the aggregate, have a material adverse effect on Domain nor prevent or delay the consummation of the transactions contemplated hereby.

      3.5 RELIANCE. Prior to executing this Agreement, Domain has been afforded an opportunity to (i) examine the assets and properties of Mid-Gulf and such materials as it has specifically requested in writing to be provided to it by ECT and Mid-Gulf, (ii) discuss with representatives of ECT and Mid-Gulf such materials and the nature and operation of Mid-Gulf's assets and properties and
(iii) investigate such assets and properties of Mid-Gulf as requested.

      3.6 QUALIFIED LEASEHOLDER. Domain meets the area-wide bonding and any other bonding requirements of the Minerals Management Service and other governmental authorities, and, after the Closing, Domain anticipates that in light of the fact that the Minerals Management Service may impose supplemental bonding requirements as a result of the transactions contemplated hereby, it will continue to be able to meet such bonding requirements. Domain is, and, after the Closing, is expected to continue to be otherwise qualified to own the assets and properties of Mid-Gulf. The consummation of the transactions contemplated hereby will not cause Domain to be disqualified to be an owner of federal, oil, gas, and mineral leases in the Gulf of Mexico region, or to exceed any acreage limitation imposed by any law, statute, rule or regulation. Domain is not aware of any fact that could reasonably be expected to cause the Minerals Management Service or other governmental authorities to fail to unconditionally approve the transfer to Domain of the Oil and Gas Properties of Mid-Gulf by operation of this Agreement.

      3.7 QUALIFIED PURCHASER. Domain is an experienced and knowledgeable investor and operator in the oil and gas business. Domain is acquiring the capital stock of Mid-Gulf for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other rules, regulations, and laws pertaining to the distribution of securities.

      3.8 DISCLOSURE. Domain has fully provided ECT with all the information that ECT has specifically requested in writing for deciding whether to sell the Mid-Gulf Common Stock pursuant to this Agreement. All such written information has been prepared by Domain in good faith and does not, contain any untrue statement of a material fact or omit to state therein a material fact necessary to make the statements made therein not misleading.

      3.9 LITIGATION. Except as disclosed on Schedule 3.9, to the Domain Disclosure Schedules there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Domain threatened, against Domain before any Governmental Authority which, individually or in the aggregate, would have a material adverse effect on Domain or a material adverse effect on the ability of Domain to consummate the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.9 to the Domain Disclosure Schedules, Domain is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on Domain or a material adverse effect on the ability of Domain to consummate the transactions contemplated hereby.

      3.10  FINANCIAL STATEMENTS.  Domain has delivered to
ECT the audited financial statements of Domain and its predecessor as of and for the respective years ended December 31, 1996, December 31, 1995 and December 31, 1994 (the "Domain Audited Financials") and Domain's unaudited financial statements consisting of a balance sheet as of the end of the respective interim periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and the related statements of income, retained earnings and cash flows for the periods then ended (the "Domain Interim Financials" and, together with the Domain Audited Financials, the "Domain Financial Statements"). The Domain Financial Statements fairly present in conformity with GAAP the financial position and assets (collectively, the "Domain Assets") and liabilities of Domain as of the dates thereof and Domain's results of operations and cash flows for the periods then ended (subject, in the case of any of the Domain Interim Financials, to the absence of notes and to normal, recurring year-end adjustments). The balance sheet as of September 30, 1997, included as a part of the Domain Interim Financials is referred to herein as the "Domain Interim Balance Sheet", and the date thereof is referred to herein as the "Domain Interim Balance Sheet Date".

      3.11 LIABILITIES. Domain has no Liabilities, and no material Domain Assets are subject to any Liabilities, except (a) to the extent specifically disclosed on or provided for in the Domain Interim Balance Sheet; (b) Liabilities incurred since the Domain Interim Balance Sheet Date in the ordinary course of its business; (c) Liabilities that were not required under GAAP to have been specifically disclosed or reserved for on the Domain Interim Balance Sheet; and
(d) Liabilities under or contemplated by this Agreement or disclosed hereunder. All Liabilities required under GAAP to be specifically disclosed or reserved for on the Domain Interim Balance Sheet are disclosed or reserved for thereon. For purposes of this Section 3.11, "Liability" means any direct liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

      3.12 DOMAIN SEC DOCUMENTS. Domain and each material subsidiary of Domain has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since June 23, 1997, under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, together with Domain's Registration Statement on Form S-1 under the Securities Act, No. 333-24641 (the "Registration

Statement"), collectively, the "Domain SEC Documents"). The Domain SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of the Registration Statement, on the date of effectiveness thereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of Domain included in the Domain SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of notes and to normal, recurring and year-end audit adjustments) the consolidated financial position of Domain as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

      3.13 NO DEFAULT. Domain is not in default, and no notice of alleged default has been received by Domain, under any material contract or agreement to which Domain is a party, no other party to any such contract or agreement is in default to the knowledge of Domain, and there exists no condition or event that, after notice or lapse of time or both, would constitute a default by Domain under any such contract or agreement, in each case which default would have a material adverse effect on the business, properties or financial condition of Domain and its subsidiaries, taken as a whole.

                                   ARTICLE IV
                                    COVENANTS

      4.1 CONDUCT OF BUSINESS OF MID-GULF. Except as contemplated by this Agreement or set forth on Schedule 4.1 to the Mid-Gulf Disclosure Schedules or with the prior written consent of Domain, during the period from the date of this Agreement to the Closing, ECT shall cause Mid-Gulf to conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts to preserve intact its present business organization and preserve its material relationships with licensors, licensees, franchisees, customers, suppliers and any others having business dealings with it. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, ECT shall cause Mid-Gulf not to take any of the following actions prior to the Closing without the prior written consent of Domain:

            (a) adopt any amendment to its charter or by-laws or comparable organizational documents;

            (b) issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of any shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

            (c) except for cash dividends, declare, set aside or pay any dividend or other distribution (whether in securities or property or any combination thereof) in respect of any class or series of its capital stock;

            (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock;

            (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that Mid-Gulf may incur or pre-pay debt to ECT in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, or (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity;

            (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

            (g) acquire (except as otherwise permitted by clause (i) below), sell, lease or dispose of any assets or securities which are material to Mid-Gulf, or enter into any material commitment or transaction, or any commitment or transaction outside the ordinary course of business consistent with past practice;

            (h) (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (including any insurance policy) or other right or claim, or (iii) cancel or forgive any indebtedness owed to Mid-Gulf, other than in each case in a manner in the ordinary course of business consistent with past practice and which is not material to the business of Mid-Gulf;

            (i) authorize, commit to or make any capital expenditures except pursuant to and in accordance with Mid-Gulf's capital budget, as set forth on Schedule to the Mid-Gulf Disclosure Schedules;

            (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to Mid-Gulf; or

            (k) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

      4.2 ACCESS. Each of ECT and Domain hereby agrees that between the date of this Agreement and the Closing, each party will (or in the case of ECT, cause Mid-Gulf to) (a) give the other party and such other party's authorized representatives reasonable access during regular business hours upon reasonable notice to all offices and other facilities and to all books and records of Mid-Gulf or Domain, as the case may be, (b) permit the other party to make such inspections as it may reasonably require and (c) cause its officers to furnish the other party with such financial and operating data and other information with respect to the business and properties of Mid-Gulf or Domain, as the case may be, as such other party may from time to time reasonably request. Each party shall keep all such information confidential and shall not disclose any of such information without the consent of the other party other than such disclosures as may be required by applicable law, rule or regulation or pursuant to order of any Governmental Entity.

      4.3 REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable business efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Notwithstanding the foregoing, neither ECT nor Domain shall be obligated to waive any of its rights under this Agreement.

      4.4 FEES AND EXPENSES. If the transactions contemplated are not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring the same. If the transactions contemplated hereby are consummated, all such expenses incurred by Domain will be paid by Domain; all such expenses incurred by ECT will be paid by ECT; and all such expenses incurred by Mid-Gulf will be paid or reimbursed by ECT.

      4.5 BROKERS OR FINDERS. Except as disclosed on Schedule to the Mid-Gulf Disclosure Schedules or Schedule 4.5 to the Domain Disclosure Schedules, as applicable, each of ECT and Domain represents and warrants, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

      4.6 NOTIFICATION OF CERTAIN MATTERS. ECT will give prompt notice to Domain and Domain will give prompt notice to ECT of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of ECT or Domain, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      4.7 CONFIDENTIALITY. After the Closing Date, ECT shall not, directly or indirectly, use or provide to, and shall not permit any affiliate, directly or indirectly, to use or provide to any other Person other than to Domain and its affiliates any information concerning the business or operations (financial or other) of Mid-Gulf or the terms of the transactions contemplated hereby, except as on the advice of counsel is required in governmental filings or judicial, administrative or arbitration proceedings; provided, that ECT shall be permitted to provide such information (i) to any of its affiliates (it being understood and agreed that ECT will be responsible for compliance by ECT's affiliates with the terms of this Section 4.7) and (ii) so long as such information is not (A) proprietary or technical (including, without limitation, geological, geophysical or seismic data or interpretations, maps, graphs and similar data), (B) information concerning oil and gas reserve quantities, reserve reports, economic analyses or drilling and/or acquisition opportunities, or (C) customarily confidential to customers of ECT or its affiliates, to companies, partnerships or other business entities with whom ECT or an affiliate of ECT (excluding Enron Oil & Gas Company) is proposing to engage in a financing transaction in which ECT believes in good faith that disclosure of information about Mid-Gulf permitted to be disclosed hereunder is necessary to further a legitimate business interest of ECT in connection with such proposed financing transaction; and provided, further, that the foregoing covenant shall not be applied to any information of Mid-Gulf that is public (other than as a consequence of disclosure by ECT or any affiliate of ECT in violation of the terms of this Section 4.7).

      4.8 REGISTRATION RIGHTS AGREEMENT. Domain and ECT hereby agree to enter into a registration rights agreement, in substantially the form set forth as Exhibit A hereto (the "Registration Rights Agreement"), at (and subject to the occurrence of) the Closing pursuant to which Domain will agree to register under the Securities Act the Domain Shares upon the terms and subject to the conditions contained in the Registration Rights Agreement.

      4.9 ELIMINATION OF INTERCOMPANY ACCOUNTS. Upon consummation of the Closing, all indebtedness of Mid-Gulf to ECT and/or of ECT to Mid-Gulf will be offset, and the net balance, if owed to ECT, will be contributed to the capital of Mid-Gulf and if owed to Mid-Gulf, will be declared and paid as a non-cash dividend to ECT.

      4.10 INDEMNIFICATION BY DOMAIN. Domain agrees to indemnify, defend and hold harmless, ECT and its directors, officers, employees, agents, representatives and controlled and controlling persons (hereinafter, collectively "ECT's Related Persons"), from and against all Claims asserted against, relating to, imposed upon or incurred by ECT or ECT's Related Persons, directly or indirectly, by reason of, arising out of, or resulting from the inaccuracy or breach of any covenant, representation or warranty of Domain contained in this Agreement. As used in this Agreement, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, costs and expenses (including, without limitation, prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses; and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid, with the exception of punitive or exemplary damages not sustained in an action by a third party.

      4.11 INDEMNIFICATION BY ECT. ECT hereby agrees to indemnify, defend and hold harmless Domain, and its directors, officers, employees, agents, representatives and controlled and controlling persons (hereinafter, collectively "Domain's Related Persons"), from and against all Claims asserted against, relating to, imposed upon or incurred by Domain or Domain's Related Persons, directly or indirectly, by reason of, arising out of, or resulting from
(i) the inaccuracy or breach of any covenant, representation or warranty of ECT contained in this Agreement for the period set forth in Section , except as to any matters with respect to which a bona fide written Claim shall have been made or an action at law or in equity shall have commenced before such date, in which event this indemnification obligation shall continue until the final resolution of such Claim or action, including all applicable periods for appeal and (ii) the Excluded Liabilities.

      4.12 DEFENSE OF THIRD PARTY CLAIMS. In the event any Claim is asserted against any indemnified party by a third party, the indemnified party shall with reasonable promptness notify the indemnifying party of such Claim. Pursuant to its defense obligation provided in Section or Section , the indemnifying party shall employ counsel satisfactory to the indemnified party and shall take such other steps as are reasonably necessary or appropriate to defend the indemnified party against such Claim.

      4.13 TAX MATTERS. (a) All stamp, documentary, transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Domain, and Domain, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, ECT will join in the execution of any such Tax Returns or other documentation.

            (b) Each of Domain and ECT shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain (until the expiration of the applicable statute of limitations) and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

      (c)   MID-GULF TAX MATTERS.

                  (1)   SECTION 338(H)(10) ELECTION.

                      (i) With respect to the sale of the Mid-Gulf Common Stock, if required by Domain, ECT and Domain shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the Code and any comparable election under state or local tax law (the "Election"). As soon as practicable after the Closing Date, with respect to such Election, ECT and Domain shall mutually prepare a Form 8023-A, with all attachments, and ECT shall sign such Form 8023-A. Domain and ECT shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions.

                     (ii) With respect to the Election the Modified Aggregate Deemed Sales Price as defined in Section 1.338(h)(10)-1 of the Treasury Regulations (the "Modified ADSP") shall be allocated among the assets of Mid-Gulf pursuant to Treasury Regulation ss. 1.338(h)(10)-1. Domain and ECT shall use their good faith best efforts to agree upon such allocation. Domain shall provide to ECT a schedule and supporting material reflecting such allocation for ECT's review and consent, such consent not to be unreasonably withheld. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such reasonable allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.

                  (2)   RETURN FILING, PAYMENTS, REFUNDS AND CREDITS.

                      (i) For purposes of this Agreement, the amount of Taxes of Mid-Gulf attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the "Straddle Period") shall be determined based upon the cumulative monthly income statements of Mid-Gulf for all months ending prior to the Closing Date and upon the relative number of days in the pre-Closing and post-Closing portion of the month in which the Closing Date occurs; provided, however, that Taxes imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period and any extraordinary transaction shall be allocated to the portion of such Straddle Period in which it occurred.

                     (ii) Domain and ECT shall cause Mid-Gulf to join, for all pre-Closing periods and the Straddle Period for which Mid-Gulf is required or eligible to do so, in all consolidated, combined or unitary federal, state, or local Income Tax or franchise Tax Returns of ECT (or any affiliate for all pre-Closing periods ("ECT's Tax Returns")), and shall, in each jurisdiction where this is required or permissible under applicable law, cause the taxable year of Mid-Gulf to terminate as of the Closing Date. ECT shall cause to be prepared and timely filed all such ECT's Tax Returns and shall cause to be paid all Taxes shown to be due on such ECT's Tax Returns; provided, however, that in the case of ECT's Tax Return for the Straddle Period, Domain shall or shall cause Mid-Gulf to pay to ECT the portion of such Taxes shown to be due thereon attributable to Mid-Gulf for the post-Closing Date portion of the Straddle Period determined in accordance with Section .

                    (iii) Domain shall or shall cause Mid-Gulf to prepare and timely file all Income Tax Returns of Mid-Gulf for all pre-Closing periods (including the Closing Date) and the Straddle Period, other than those referred to in Section , which Income Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due on such Tax Returns. No later than ten days prior to the due date for the filing of each Income Tax Return referred to in this Section , ECT shall pay to Mid-Gulf the amount of Taxes shown as due thereon less any estimated Taxes paid by Mid-Gulf during the pre-Closing period (including the Closing Date); provided, however, that in the case of an Income Tax Return for a Straddle Period, ECT shall only be required to pay Mid-Gulf the portion of such Taxes that is attributable to the pre-Closing Date portion of such Straddle Period (including the Closing Date), determined in accordance with Section , less any estimated Taxes paid by Mid-Gulf during the pre-Closing period. ECT shall fully cooperate with Domain and Mid-Gulf in accordance with past practice in the preparation of the Income Tax Returns referred to in this Section .

                     (iv) Domain shall or shall cause Mid-Gulf to prepare and timely file all Tax Returns of Mid-Gulf for all pre-Closing periods and the Straddle Period, other than those Tax Returns referred to in Section and , which Tax Returns have not been filed as of the Closing Date, and shall cause to be timely paid all Taxes shown to be due thereon. No later than ten days prior to the due date for the filing of each Tax Return referred to in this Section , ECT shall pay to Mid-Gulf the amount shown as due thereon attributable to the pre-Closing Date portion of the Straddle Period less any estimated Taxes paid by Mid-Gulf during the pre-Closing period.

                      (v) The Tax Returns referred to in Section , and shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law. ECT shall cause to be made available to Domain a copy of any Tax Return that is required to be filed by Mid-Gulf under and Domain shall cause to be made available to ECT a copy of any Tax Return that is required to be filed by Domain or Mid-Gulf under Section or , in each case together with all relevant workpapers and other information. Each such Tax Return shall be made available for review and approval no later than 20 Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not to be unreasonably withheld. An exact copy of any such Tax Return filed by Domain shall be provided to ECT and any such Tax Return filed by ECT shall be provided to Domain, in each case, no later than ten days after such Tax Return is filed.

                     (vi) Any refunds or credits of the Taxes of Mid-Gulf plus any interest received with respect thereto from the applicable taxing authorities for any pre-Closing period (including, without limitation, refunds or credits arising from amended returns filed after the Closing
      Date) shall be for the account of ECT, except to the extent that such refunds or credits are attributable to the mandatory carryback of any deductions or credits for any Tax Period ending after a Closing Date and, if received by Domain or Mid-Gulf, shall be paid to ECT within ten days after Domain or Mid-Gulf receives such refund or after the relevant Tax Return is filed within which the credit is applied against Domain's or Mid-Gulf's liability for Taxes for a period which begins after the Closing Date, net of any Taxes Domain or Mid-Gulf is required to pay on account of receiving such refund or credit (including a reasonable estimate of resulting future Tax costs.) ECT, without the consent of Domain, shall not apply for any refund that will create a material adverse effect on any post-Closing period Tax Return and shall not apply for any refund for any Straddle Period Tax Return or any Tax Return for Mid-Gulf that is not a consolidated, combined, or unitary Tax Return. Any refunds or credits of Taxes of Mid-Gulf for any Straddle Period shall be apportioned between ECT and Domain in the same manner as the liability for such Taxes is apportioned pursuant to Section .

                  (3)   TAX INDEMNIFICATION.

                      (i) Without duplication, ECT shall indemnify, defend and hold Domain, its affiliates and their successors and assigns, and the officers, directors, employees and agents of Domain, its affiliates and their successors and assigns harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of or relating to, directly or indirectly, (x) Taxes of or attributable to Mid-Gulf for all pre-Closing periods (including the Closing Date), (y) Taxes of or attributable to Mid-Gulf with respect to the pre-Closing portion of the Straddle Period (including the Closing
      Date), and (z) Taxes payable by Mid-Gulf with respect to any pre-Closing period or Straddle Period by reason of Mid-Gulf being severally liable for the Tax of any affiliate pursuant to Treasury Regulation ss. 1.1502-6 or any analogous state or local Tax law.

                     (ii) Without duplication, Domain shall indemnify, defend and hold ECT, its affiliates and their successors and assigns, and the officers, directors, employees and agents of ECT, its affiliates and their successors and assigns harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of or relating to, directly or indirectly, (x) Taxes of or attributable to Mid-Gulf with respect to all post-Closing periods and (y) Taxes of or attributable to Mid-Gulf with respect to the post-Closing portion of any Straddle Period.

                  (4)   TAX CONTEST.

                      (i) Each of ECT and Domain shall notify the other party in writing within 30 days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under this Section of such other party pursuant to this Section . If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have precluded the indemnifying party's ability to defend against, settle or satisfy any action, suit or proceeding against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder.

                     (ii) If a Tax Contest relates to any period ending on or prior to the Closing Date or to any Taxes for which ECT is liable in full hereunder, ECT shall at its expense control the defense and settlement of such Tax Contest. If such Tax Contest relates to any period beginning after the Closing Date or to any Taxes for which Domain is liable in full hereunder, Domain shall at its own expense control the defense and settlement of such Tax Contest. The party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts. Domain and ECT shall jointly represent Mid-Gulf in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by Domain and ECT.

                    (iii) Notwithstanding anything to the contrary in Section , to the extent that an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the consent of the other party, which consent shall not be unreasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the nonconsenting party) shall not exceed the liability that would have resulted from the proposed final settlement (including interest, additions to Tax and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for such Taxes.

                  (5) TAX SHARING AGREEMENTS. Any Tax sharing agreement to which Mid-Gulf is a party shall be deemed terminated with respect to Mid-Gulf on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement with respect to Mid-Gulf after such termination.

            (d) DISPUTES. In the event that a dispute arises between ECT and Domain as to the amount of Taxes, or indemnification, whether or not attributable to Mid-Gulf, or the amount of any allocation of purchase price under Section hereof, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved 30 days thereafter, the parties shall submit the dispute to a mutually agreed independent accounting firm for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of such independent accounting firm in resolving the dispute shall be borne equally by ECT and Domain. Any payment required to be made as a result of the resolution of the dispute by such independent accounting firm shall be made within ten days after such resolution, together with any interest determined by such independent accounting firm to be appropriate.

      4.14 DOMAIN COMMON SHARES. Domain shall take all actions required, if any, to cause the Domain Common Shares to be listed on the New York Stock Exchange (the "NYSE") and

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
shall give such notice as may be required to the NYSE with respect to the transactions contemplated hereby.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

      5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver, where permissible, prior to the Closing, of the following condition: no United States or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that is in effect and has the effect of making the acquisition of the Mid-Gulf Common Stock under the terms of this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

      5.2 CONDITIONS TO OBLIGATIONS OF ECT TO EFFECT THE CLOSING. The obligation of ECT to effect the Closing is further subject to the satisfaction or waiver, where permissible, at or prior to the Closing, of the following conditions:

            (a) Domain shall have performed in all material respects its covenants in this Agreement, to the extent such covenants are to be performed prior to the Closing;

            (b) the representations and warranties of Domain shall be true and correct in all respects at and as of the Closing as if made as of the Closing;

            (c) the transactions contemplated by the Merger Agreement shall have been consummated, or shall be consummated simultaneously with the Closing hereunder and the Merger Agreement shall not have been terminated;

            (d) ECT shall have received a certificate, dated the Closing Date, of an executive officer of Domain certifying as to the matters specified in Section and hereof;

            (e) ECT shall have received from Weil, Gotshal & Manges LLP, counsel to Domain, an opinion dated the Closing Date in form reasonably acceptable to ECT and its counsel; and

            (f) ECT shall have received from Domain a certificate or certificates representing the Domain Shares registered in the name of ECT or its designee; and

            (g) the transactions contemplated by the Securities Purchase Agreement shall have been consummated, or shall be consummated simultaneously with the Closing hereunder.

      5.3 CONDITIONS TO OBLIGATIONS OF DOMAIN TO EFFECT THE CLOSING. The obligations of Domain to effect the Closing are further subject to the satisfaction or waiver, where permissible, at or prior to the Closing, of the following conditions:

            (a) ECT shall have performed in all material respects the covenants in this Agreement, to the extent such covenants are to be performed prior to the Closing;

            (b) the representations and warranties of ECT shall be true and correct in all respects at and as of the Closing as if made as of the Closing; and

            (c) the transactions contemplated by the Merger Agreement shall have been consummated, or shall be consummated simultaneously with the Closing hereunder and the Merger Agreement shall not have been terminated;

            (d) Domain shall have received a certificate, dated as of the Closing Date, of an executive officer of ECT certifying as to the matters specified in Section and hereof;

            (e) Domain shall have received from Bracewell & Patterson, L.L.P., counsel to ECT, an opinion dated the Closing Date in form reasonably acceptable to Domain and its counsel;

            (f) ECT shall have delivered to Domain a certificate or certificates representing the Mid-Gulf Common Stock, together with stock powers duly endorsed by ECT so that the Mid-Gulf Common Stock may be duly registered in Domain's name; and

            (g) the transactions contemplated by the Securities Purchase Agreement shall have been consummated, or shall be consummated simultaneously with the Closing hereunder.

                                   ARTICLE VI
                            TERMINATION AND AMENDMENT

      6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual consent of Domain and ECT by action of their respective Boards of Directors;

            (b) by either Domain or ECT if the Closing is not consummated before December 15, 1997, despite the good faith effort of such party to effect such consummation; provided that this right to terminate will not be available to a party whose failure to fulfill an obligation under this Agreement has been the cause of the failure to consummate;

            (c) by either Domain or ECT upon termination of the Merger
Agreement;

            (d) by either Domain or ECT if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, which injunction has become final and non-appealable;

            (e) by ECT, if (i) any of the representations and warranties of Domain contained in this Agreement were incorrect in any respect when made or have since become, and at the time of termination remain, incorrect in any respect, or (ii) there has been a material breach on the part of Domain in the covenants of Domain set forth herein, or any failure on the part of Domain to comply with its material obligations hereunder; or

            (f) by Domain, if (i) any of the representations and warranties of ECT contained in this Agreement were incorrect in any respect when made or have since become, and at the time of termination remain, incorrect in any respect, or (ii) there has been a material breach on the part of ECT in the covenants of ECT set forth herein, or any failure on the part of ECT to comply with its material obligations hereunder.

      6.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either ECT or Domain in accordance with Section , no party hereto (or its officers or directors) will have any liability or further obligation to any other party to this Agreement, except for any liability resulting from the willful breach of any representation, covenant or agreement set forth herein.

                                   ARTICLE VII
                                  MISCELLANEOUS

      7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Other than the representations and warranties of ECT set forth in Sections , , and , which will not survive the Closing or be actionable thereafter, the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing for a period of one year after the Closing. The covenants and agreements herein will survive termination of this Agreement and the Closing, as applicable.

      7.2 AMENDMENT. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.3 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements of the other parties hereto or conditions to their own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

      7.4 NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified (return receipt requested) mail to the parties at the following addresses (or at such other address for a party as is specified by like notice):

            (a)   if to Domain:

                  Domain Energy Corporation
                  16801 Greenspoint Park Drive, Suite 2000
                  Houston, Texas 77060
                  Telecopy:   (281) 618-1977
                  Attention:        Michael V. Ronca
                                    President and CEO

                  with a copy to:

                  James L. Rice III
                  Weil, Gotshal & Manges LLP
                  700 Louisiana, Suite 1600
                  Houston, Texas 77002
                  Telecopy: (713) 224-9511

            (b)   if to ECT, to:

                  Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Donna W. Lowry
                  Telecopy: (713) 646-4039 or (713) 646-4946

                  with a copy to:

                  Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  W. Lance Schuler
                  Telecopy: (713) 646-3393

                  and

                  John L. Keffer
                  Bracewell & Patterson, L.L.P.
                  711 Louisiana, Suite 2900
                  Houston, Texas 77002
                  Telecopy: (713) 221-1212

      7.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation".

      7.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      7.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.

      7.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      7.9 VALIDITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforcement of any other provisions hereof, which will remain in full force and effect. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner that is adverse to any party which is entitled to the benefit thereof and which has not been waived by such party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

      7.10 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the Mid-Gulf Disclosure Schedules and the Domain Disclosure Schedules and any other documents and instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to subject matters hereof, and
(b) are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

      7.11  ARBITRATION.

            (a) BINDING ARBITRATION. On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with the Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party hereto may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

            (b) GOVERNING RULES. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

            (c) ARBITRATORS. Any arbitration shall be conducted before a three person panel of neutral arbitrators. Such panel shall consist of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial law for at least 10 years or a retired judge at the Texas or United States District Court or an appellate court level; (2) a person with at least 10 years experience in mergers and acquisitions, and (3) a person with at least 10 years experience in the petroleum industry (individually, an "Arbitrator" and collectively, the "Arbitrators"). The AAA shall submit a list of persons meeting the criteria outlined above for each category of Arbitrator, and the parties shall select one person from each category in the manner established by the AAA. If the parties cannot agree on an Arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an Arbitrator. The Arbitrators may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

            (d) CONDUCT OF ARBITRATION. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. The Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. However, the Arbitrators shall not be empowered to impose punitive or other exemplary damages. At the conclusion of any arbitration proceeding, the Arbitrators shall make specific written findings of fact and conclusions of law. The Arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. The parties hereto each agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law. It is expressly agreed that the Arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute.

      IN WITNESS WHEREOF, Domain and ECT have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              DOMAIN ENERGY CORPORATION

                              By: /s/ MICHAEL V. RONCA
                                  MICHAEL V. RONCA
                                  President and CEO


                              ENRON CAPITAL & TRADE RESOURCES CORP.

                              By: /s/ TIMOTHY J. DETMERING
                                  TIMOTHY J. DETMERING
                                  Vice President